Exhibit 5.1

April 12, 2006

UAP Holding Corp.

7251 W. 4th Street

Greeley, CO 80634

Re:	UAP Holding Corp.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to UAP Holding Corp. (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed sale of up to 5,129,423 shares of the Company’s Common Stock (the “Shares”) pursuant to the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”), 2003 Stock Option Plan (the “2003 Plan”), 2004 Non-Executive Director Stock Option Plan (the “Director Option Plan”), and Director Deferred Compensation Plan (collectively with the 2004 Plan, the 2003 Plan, and the Director Option Plan, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents, the Plans, and the corporate proceedings taken by the Company in connection with the authorization of the Plans. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Plans, will upon such issuance and sale be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. However, this consent should not be construed as an indication that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ Douglas R. Wright
Douglas R. Wright